Exhibit 4.1

ARTESIAN WATER COMPANY, INC.

BOND PURCHASE AGREEMENT

Dated as of April 29, 2022

RE:  $30,000,000 FIRST MORTGAGE BONDS, Series W
Due April 30, 2047

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ARTESIAN WATER COMPANY, INC.
664 Churchmans Road
Newark, Delaware 19702

BOND PURCHASE AGREEMENT

Re: $30,000,000 First Mortgage Bonds, Series W
Due April 30, 2047

Dated as of
April 29, 2022
CoBank, ACB
6340 S. Fiddlers Green Circle
Greenwood Village, CO  80111
Attention:  Energy and Water Banking Group

Ladies and Gentlemen:

ARTESIAN WATER COMPANY, INC., a Delaware corporation (the “Company”) and CoBank, ACB (“CoBank” or the “Purchaser”) hereby agree as follows:

SECTION 1.          DESCRIPTION OF BONDS.

Section 1.1          Series W Bonds.  The Company proposes to issue $30,000,000 aggregate principal amount of the Series W Bonds (the “Bonds”), to be dated the date of their authentication, to mature, with all outstanding principal remaining due and payable, on April 30, 2047 (the “Maturity Date”), to bear interest from and including their date of authentication (except as otherwise provided in the “Indenture” (as hereinafter defined)) at 4.43% per annum, through but excluding the Maturity Date, such interest payable in arrears on June 30th, September 30th, December 30th and March 30th in each year and on the Maturity Date, beginning June 30, 2022, and to be issued as fully registered bonds without coupons under an Indenture of Mortgage (the “Original Indenture”) dated as of July 1, 1961, between the Company (successor to Artesian Resources Corporation, formerly named “Artesian Water Company”) and Wilmington Trust Company (the “Trustee”), as Trustee, as heretofore supplemented and amended, and as further supplemented by a Twenty-Fifth Supplemental Indenture (the “Twenty-Fifth Supplemental Indenture”) dated as of April 29, 2022, between the Company and the Trustee, providing for the creation and issuance of the Bonds.  The Twenty-Fifth Supplemental Indenture shall be substantially in the form of the draft attached hereto as Exhibit A.  The Original Indenture as heretofore supplemented and amended, and as further supplemented by the Twenty-Fifth Supplemental Indenture, is hereinafter referred to as the “Indenture.”

Section 1.2          Definitions.  Capitalized terms used and not otherwise defined herein have the respective meanings given to such terms in the Indenture.  Except as otherwise specified or as the context may otherwise require “Bond Documents” shall mean this Bond Purchase Agreement (this “Agreement”), the Indenture and the Bonds.

SECTION 2.          SALE OF BONDS.

Subject to the terms and conditions herein set forth, including, without limitation, the conditions set forth in Section 5 of this Agreement, the Company agrees to sell to the Purchaser, and the Purchaser agrees to purchase from the Company, not more than $30,000,000 principal amount of Bonds at a price of 100% of the principal amount thereof.  Notwithstanding any provision of this Agreement to the contrary, the Purchaser shall have no obligation to purchase any Bond after May 7, 2022.

SECTION 3.          CLOSING.

Section 3.1          Location.  Delivery of, and payment for, the Bonds being purchased by the Purchaser shall be made at one closing (the “Closing”) to be held at the offices of Morris, Nichols, Arsht & Tunnell, LLP, 1201 North Market Street, Wilmington, Delaware 19801, on such date, or at such other location, as shall be mutually agreed upon by the Purchaser and the Company.

Section 3.2          Payment.  Payment shall be made by the Purchaser on the date of the Closing by the wire transfer of Federal or other U.S. funds immediately available in the amount of the applicable purchase price to such account or accounts as directed by the Company or in accordance with other wiring instructions furnished to you in writing by the Company no less than five (5) days prior to the Closing.

Section 3.3          Denominations and Registration.  Delivery of the Bonds shall be made to the Purchaser in the form of one or more fully registered definitive Bonds in the aggregate principal amount not to exceed $30,000,000, each registered in the Purchaser’s name, in such authorized denominations as the Purchaser may have specified to the Company at least five (5) days prior to the Closing.

SECTION 4.          REPRESENTATIONS.

The Company represents and warrants that:

Section 4.1          Corporate Organization and Authority.  The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, with corporate power and authority to own and operate its properties and to carry on its business as now conducted, which consists of the gathering, purification, transportation, storage and distribution of water solely in the State of Delaware.  The Company is a wholly-owned subsidiary of Artesian Resources Corporation, a corporation duly incorporated and validly existing in good standing under the laws of the State of Delaware (the “Corporation”), which as part of a corporate restructuring in 1984 changed its name to Artesian Resources Corporation and transferred substantially all of the Mortgaged Property subject to the lien of the Indenture to the Company which assumed all of the Corporation’s obligations under the Indenture from which the Corporation has been released and discharged.  The Company has duly and lawfully obtained and maintains all licenses, certificates, permits, authorizations, approvals, and the like that are necessary to the conduct of its business, or which may be otherwise required by law.

Section 4.2          Subsidiaries.  The Company has no subsidiaries.

Section 4.3          Financial Statements.  The consolidated balance sheets of the Company and any subsidiary as of December 31, 2020 and 2021 and the related consolidated statements of operations, and retained earnings, and cash flows for the years then ended on said dates, copies of all of which have been furnished to the Purchaser, accompanied by a report thereon containing an opinion unqualified as to scope limitations imposed by the Company and otherwise without qualification except as therein noted, by BDO USA, LLP, have been prepared in accordance with generally accepted accounting principles consistently applied and the applicable provisions of the regulatory authorities having jurisdiction in the premises except as therein noted, are correct and complete and present fully and fairly the financial position of the Company and each of its subsidiaries as of such dates and the results of their operations and changes in their financial position for such periods.

(a)          Since December 31, 2021, there has been no change in the condition, financial or otherwise, of the Company as shown on the consolidated balance sheet as of such date except increases, if any, in its current indebtedness to banks incurred for working capital and except changes in the ordinary course of business, none of which individually or in the aggregate has had a material adverse effect upon the condition (financial or otherwise), operations, properties or business of the Company.

(b)          All budgets, projections, feasibility studies, and other similar documentation submitted by the Company to the Purchaser in connection with the transactions contemplated by this Agreement were based upon assumptions that were reasonable and, as of the date hereof, no fact has come to light, and no event has occurred, that would cause any such assumption not to be reasonable.

Section 4.4          Litigation.  There are no actions, suits or proceedings pending or to the best of the knowledge of the Company threatened against or affecting the Company at law or in equity or before or by any federal, state, municipal or other governmental commission, board, bureau, agency or instrumentality, domestic or foreign, that would reasonably be expected to involve the possibility of any material judgment or liability against the Company, or may result in any material, adverse change in the business or assets or in the condition, financial or otherwise, of the Company.  The Company is not in default with respect to any order of any court or governmental commission, board, bureau, agency or instrumentality, domestic or foreign.

Section 4.5          Taxes.  The Company has filed prior to delinquency all required tax returns and paid all applicable federal, state and local taxes, other than taxes not yet due or that may hereafter be paid without penalty, and the Company has no knowledge of any material deficiency or additional assessment in connection therewith not provided for on the books of the Company.

Section 4.6          Liens.  Upon the execution, delivery and filing of the Twenty-Fifth Supplemental Indenture, the Indenture constitutes a valid and perfected first priority lien as to the Mortgaged Property, subject only to Permitted Encumbrances, enforceable against the Company and third parties and secures the obligations of the Company issued pursuant to the Indenture, including the Bonds, and upon the filing of the Twenty-Fifth Supplemental Indenture in the appropriate offices, all filings, recordations, and other actions necessary to establish and protect such lien as a first priority lien, subject only to Permitted Encumbrances, on the Mortgaged Property have been duly taken.

Section 4.7          Title to Properties.  The Company has good and marketable title in fee simple to all real estate and fixed property specifically described in the Indenture, subject to the lien of the Indenture and Permitted Encumbrances, and the Company has good title to all its other property and assets reflected on the balance sheet of the Company as of December 31, 2021 (other than property or assets subsequently disposed of in the normal and ordinary course of business), except liens for current taxes not yet due and payable, subject only to liens or other encumbrances either not material in the aggregate or described in the financial statements (or notes or schedules thereto) of the Company referred to in Section 4.3 of this Agreement.  The real estate specifically described in the Indenture constitutes substantially all the real estate owned by the Company.  None of the real estate or fixed property subject to the lien of the Indenture is located outside of New Castle, Kent and Sussex Counties, Delaware.  No real property or interests in real property of the Company necessary for utility purposes is subject to title defects (other than Permitted Encumbrances) that the Company does not have the right to cure by condemnation proceedings and that impair the use of such property by the Company.  The Permitted Encumbrances to which the Mortgaged Property is subject do not in the aggregate materially impair the use of the Mortgaged Property taken as a whole for the purposes for which it is to be used by the Company and do not materially affect adversely the value of the Mortgaged Property.

Section 4.8          Intellectual Property.  The Company and each of its subsidiaries owns or possesses all the patents, trademarks, copyrights, and any other assets of the Company or its subsidiaries as to which filing with the United States Patent and Trademark Office or United States Copyright Office is necessary or advisable for the perfection of a lien therein under applicable law and all service marks, trade names, domain names, licenses, registrations, franchises, permits and other rights necessary to own and operate its properties and to carry on its business as presently conducted and planned to be conducted by the Company and each of its subsidiaries, without known possible, alleged or actual conflict with the rights of others.

Section 4.9          Calamities, Strikes, Etc.  Since December 31, 2021, the business, properties and assets of the Company have not been adversely affected in any substantial way as the result of any fire, explosion, accident, windstorm, strike, labor disturbance, lockout, combination of workmen, requisition or taking of property by the United States or any agency thereof or by the State of Delaware or any municipality or other agency thereof, flood, drought, embargo, riot, war or act of God or the public enemy.

Section 4.10          Restrictions on the Company.  The Company is not a party to or bound by any contract, indenture, agreement or instrument, or any law, rule or regulation, any judgment or order of any court or governmental agency that restricts or limits the right or ability of the Company to issue the Bonds or comply with and perform this Agreement; and no approval, authorization, consent or withholding of objection on the part of any governmental authority or regulatory body is necessary in connection with the issuance of the Bonds or the entering into this Agreement by the Company, except the approval of the Delaware Public Service Commission which has been obtained and remains in full force and effect.  No action on the part of any shareholder of the Company is necessary in connection with the execution and delivery by the Company of and the performance by the Company of its obligations under the Bond Documents.

Section 4.11          No Conflicts.  The execution and delivery of this Agreement and the consummation of the transactions herein contemplated, and the compliance with this Agreement by the Company, will not conflict with or result in a breach of any of the terms, conditions or provisions of, or constitute a default under, or, except as contemplated by the Indenture, result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Company pursuant to the terms of, the charter or by-laws of the Company, or any indenture, mortgage, deed of trust or other agreement or instrument to which the Company or the Corporation is a party, or by which the property or assets of either may be bound or affected.

Section 4.12          No Defaults.  The Company is not in default under the Indenture or under any other agreement or instrument under which any indebtedness has been issued to the Company, and no event has occurred that, but for the giving of notice or lapse of time, would constitute an event of default thereunder.

Section 4.13          Compliance with Laws.

(a)          The Company is not (i) in default with respect to any order, writ, injunction or decree of any court or (ii) in default in any material respect under any law, ordinance, order, regulation, license or demand (including ERISA, the Occupational Safety and Health Act of 1970 and laws and regulations establishing quality criteria and standards for air, water, land and toxic waste) of any federal, state, municipal or other governmental agency, default under which would have consequences that would materially and adversely affect the condition (financial or otherwise), operations, properties or business of the Company or of the Company and its subsidiary on a consolidated basis.

(b)          The Company is not in violation of any applicable Federal, state or local laws, statutes, rules, regulations, ordinances, permit, licenses or authorizations relating to public health, safety or the environment, including, without limitation, relating to releases, discharges, emissions or disposals to air, water, land or ground water, to the withdrawal or use of ground water, to the use, handling or disposal of polychlorinated biphenyls (PCBs), asbestos or urea formaldehyde, to the treatment, storage, disposal or management of hazardous substances (including, without limitation, petroleum, crude oil or any fraction thereof or other hydrocarbons), pollutants or contaminants, to exposure to toxic, hazardous or other controlled, prohibited or regulated substances which violation could have a material adverse effect on the business, prospects, profits, properties or condition (financial or otherwise) of the Company.  The Company does not know of any liability or class of liability of the Company under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Section 9601 et seq.), or the Resource Conservation and Recovery Act of 1976, as amended (42 U.S.C. Section 6901 et seq.).

Section 4.14          Validity.  The Bonds, when executed, delivered, issued and authenticated and the purchase price therefor paid, all as contemplated by this Agreement, will be validly authorized, issued and outstanding under the Indenture, will constitute legally binding obligations of the Company, enforceable in accordance with their terms and will be entitled to the benefits of the Indenture, equally and ratably with all other bonds issued and outstanding thereunder in accordance with the terms thereof (subject to any applicable bankruptcy, insolvency, reorganization, moratorium or other laws or equitable principles affecting the enforcement of the rights of creditors).  This Agreement, when duly executed and delivered, will be a valid and legally binding instrument in accordance with its terms.

Section 4.15          Full Disclosure.  The financial statements referred to in Section 4.3 of this Agreement do not, nor does any other written statement furnished to the Purchaser by the Company in connection with the negotiation of the sale of the Bonds, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein or herein not misleading.  There is no fact peculiar to the Company that the Company has not disclosed to the Purchaser in writing that materially affects adversely nor, so far as the Company now can reasonably foresee, will materially affect adversely the properties, business, prospects, profits or condition (financial or otherwise) of the Company.  The information included in the Beneficial Ownership Certification is true and correct in all respects.

As used herein:  “Beneficial Ownership Certification” means the certification regarding beneficial ownership as required by the Beneficial Ownership Regulations that was delivered to the Purchaser on April 18, 2022.  “Beneficial Ownership Regulation” means 31 C.F.R. Section 1010.230.

Section 4.16          Use of Proceeds.  The proceeds from the sale of the Bonds shall be used to pay down outstanding lines of credit of the Company and the loan payable to the Corporation, and any additional proceeds shall be used to fund future capital investment by the Company.  None of the transactions contemplated in the Agreement (including, without limitation, the use of proceeds from the issuance of the Bonds) will violate or result in a violation of Section 7 of the Securities Exchange Act of 1934, as amended, or any regulation issued pursuant thereto, including, without limitation, Regulations G, T and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II.  Neither the Company nor the Corporation (nor any of their respective Subsidiaries) engages or intends to engage principally, or as one of its important activities, in the business of extending credit for the purpose, immediately, incidentally or ultimately, of purchasing or carrying margin stock (within the meaning of Regulation G, U, T or X as promulgated by the Board).  No part of the proceeds from the sale of any Bonds has been or will be used, immediately, incidentally or ultimately, to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or that is inconsistent with the provisions of the regulations of the Board.  Neither the Company nor the Corporation (nor any of their respective Subsidiaries) holds or intends to hold margin stock in such amounts that more than 25% of the reasonable value of the assets of any such entity are or will be represented by margin stock.  None of the proceeds from the sale of the Bonds will be used to purchase, or refinance any borrowing the proceeds of which were used to purchase, any “security” within the meaning of the Securities Exchange Act of 1934, as amended.

Section 4.17          ERISA.  The consummation of the transactions provided for in the Agreement and compliance by the Company with the provisions thereof will not involve any prohibited transaction within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or Section 4975 of the Internal Revenue Code of 1986, as amended.  Each “Plan” (as hereinafter defined) complies in all material respects with all applicable statutes and governmental rules and regulations, and (i) no “Reportable Event” (as hereinafter defined) has occurred and is continuing with respect to any Plan, (ii) the Company has not withdrawn from any Plan or instituted steps to do so, and (iii) no steps have been instituted to terminate any Plan.  No condition exists or event or transaction has occurred in connection with any Plan that could result in the incurrence by the Company of any material liability, fine or penalty.  No Plan maintained by the Company, nor any trust created thereunder, have incurred any “accumulated funding deficiency” as defined in Section 302 of ERISA nor does the present value of all benefits vested under all Plans exceed, as of the last annual valuation date, the value of the assets of the Plans allocable to such vested benefits.  The Company does not have any contingent liability with respect to any post-retirement “welfare benefit plans” (as such term is defined in ERISA) except as has been disclosed to the Purchaser.  As used herein, the following terms shall have the meanings set forth:  “Plan” shall mean a “pension plan,” as such term is defined in ERISA, established or maintained by the Company or as to which the Company contributed or is a member or otherwise may have any liability; and “Reportable Event” shall have the meaning given to such term in ERISA.

Section 4.18          Principal Place of Business; Records.  The principal place of business and chief executive office of the Company and the place where the records of the Company are kept is at the address of the Company shown in Section 20 of this Agreement.

Section 4.19          Rate Matters.  The Company’s current rates for the provision of water services have been approved by all necessary governmental authorities, including, without limitation, the Delaware Public Service Commission.  There are no pending, nor to the Company’s knowledge, any threatened, proceedings before any governmental authority the objective or result of which is or could be to materially reduce or otherwise materially change adversely any of the Company’s rates for the provision of water services or otherwise have a material adverse effect on the condition, financial or otherwise, operations, properties or business of the Company.

Section 4.20          System Condition; Water Rights.  The Company’s utility facilities reasonably meet present demand in all material respects, are constructed in a good and workmanlike manner, are in good working order and condition, and comply in all material respects with all applicable laws.  The Company has water rights with such quantities, priorities and qualities as are necessary adequately to service the present and reasonably anticipated needs of its customers.  The Company controls, owns, or has access to all such water rights free and clear of the interest of any third party which would individually or in the aggregate materially adversely affect the Company’s intended use thereof and has not suffered or permitted any transfer or encumbrance of such water rights, has not abandoned such water rights, or any of them, and has not done any act or thing which would materially impair or cause a material loss of any such water rights.

Section 4.21          Condemnation Powers.  The Company has the right under Delaware law to exercise the power of eminent domain; in any proceeding pursuant to which the Company exercises its power of eminent domain, the compensation to be paid by the Company would be based only on the value of the property actually taken and would not include compensation for the value of improvements made by the Company to the property condemned.

Section 4.22          Investment Company Act.  The Company is not an “investment company” as that term is defined in, or otherwise subject to regulation under, the Investment Company Act of 1940, as amended.

Section 4.23          Anti-Corruption; Anti-Terrorism and Sanctions.

(a)          The Company, its affiliates, and to the knowledge of the Company, their officers, directors, employees and agents are in compliance, in all respects, with all applicable (i) Anti-Corruption Laws, (ii) Anti-Terrorism Laws and (iii) Sanctions.

(b)          The Company has implemented and maintains in effect policies and procedures designed to ensure compliance by the Company, its affiliates, officers, directors, employees and agents with all applicable (i) Anti-Corruption Laws, (ii) Anti-Terrorism Laws and (iii) Sanctions.

(c)          None of the Company, its affiliates, and to the knowledge of the Company, their officers, directors, employees or agents are Sanctioned Persons or have engaged in, or are now engaged in, or will engage in, any dealings or transactions with any Sanctioned Person.

(d)          No Bonds, use of proceeds or other transaction contemplated by this Agreement will violate any applicable (i) Anti-Corruption Laws, (ii) Anti-Terrorism Laws or (iii) Sanctions.

(e)          The Company has provided to the Purchasers all information requested by the Purchasers regarding the Company and each of its subsidiaries, affiliates, officers, directors, employees and agents that is necessary for the Purchasers to collect to comply with applicable Anti-Corruption Laws, Anti-Terrorism Laws, Sanctions and other applicable laws.

As used herein: (i) “Anti-Corruption Laws” means any laws of any governmental authority concerning or relating to bribery or corruption applicable to or binding on the Company, any of its affiliates, or any of its or their properties or activities or to which the Company or its affiliates is or are otherwise subject; (ii) “Anti-Terrorism Laws” means any laws of any governmental authority concerning or relating to financing terrorism, “know your customer” or money laundering applicable to or binding on the Company, any of its affiliates, or any of its or their properties or activities or to which the Company or its affiliates is or are otherwise subject; (iii) “Sanctioned Person” means at any time, (A) any person or entity listed in any Sanctions-related list of designated persons maintained by any governmental authority, (B) any person or entity operating, organized or resident in a country, territory or sector that is, or whose government is, the subject or target of any Sanctions or that is, or whose government is, the subject of any list-based or territorial or sectorial Sanctions, (C) any person or entity that is otherwise subject to any Sanctions, or (D) any person or entity, directly or indirectly, 50% or more in the aggregate owned by, otherwise controlled by, or acting for the benefit or on behalf of, any person or persons described in clause (A), (B) or (C) of this definition; and (iv) “Sanctions” means any economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by any governmental authority applicable to or binding on the Company, any of its affiliates, or any of its or their properties or activities or to which the Company or its affiliates is or are otherwise subject.

SECTION 5.          CLOSING CONDITIONS.

The Purchaser’s obligation to purchase the Bonds shall be subject to the satisfaction of the following conditions on or prior to the date of the Closing:

Section 5.1          Legal Opinions.  The Purchaser shall have received opinions of counsel for the Company and the Corporation in form and content acceptable to the Purchaser and the Purchaser’s special counsel, as to such matters related to the transactions contemplated hereby as the Purchaser or the Purchaser’s special counsel may reasonably request, including, without limitation, from Morris, Nichols, Arsht & Tunnell, LLP, counsel for the Company, an opinion, as to the following:

(a)          The Twenty-Fifth Supplemental Indenture has been duly authorized, executed and delivered by the Company and constitutes a legally valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to any applicable bankruptcy, insolvency, reorganization, receivership, fraudulent conveyance, moratorium or other laws or equitable principles affecting the enforcement of creditors’ rights and remedies, as from time to time in effect (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b)          The Bonds have been duly authorized, executed, authenticated and delivered in accordance with the terms of the Indenture, and are legally valid and binding obligations of the Company enforceable in accordance with their terms, and are entitled to the benefits and security of the Indenture equally and ratably with all other bonds issued thereunder in accordance with its terms, subject to any applicable bankruptcy, insolvency, reorganization, receivership, fraudulent conveyance, moratorium or other laws or equitable principles affecting the enforcement of creditors’ rights and remedies, as from time to time in effect (regardless of whether such enforceability is considered in a proceeding in equity or at law).  Without limiting the generality of the preceding sentence, the Bonds are subject to redemption in accordance with the terms of this Agreement.

(c)          This Agreement has been duly authorized, executed and delivered by the Company and constitutes a legally valid and binding obligation of the Company enforceable against the Company in accordance with its terms subject to any applicable bankruptcy, insolvency, reorganization, receivership, fraudulent conveyance, moratorium or other laws or equitable principles affecting the enforcement of creditors’ rights and remedies, as from time to time in effect (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(d)          It is not necessary in connection with the sale of the Bonds to the Purchaser under the circumstances contemplated by this Agreement that such Bonds be registered under the Securities Act of 1933, as now in effect, or that the Indenture be qualified under the Trust Indenture Act of 1939, as now in effect.

(e)          The Company is a duly organized and validly existing corporation in good standing under the laws of the State of Delaware and the Company has full corporate power and authority to carry on its business as now conducted and to enter into and perform the transactions contemplated by this Agreement.

(f)          The Company has filed with the Delaware Public Service Commission all information and documents required by law in connection with the issuance and sale of the Bonds by the Company and all necessary approvals of such commission in connection therewith have been obtained.  No other approval of, or filing with, any public body is required in connection with such issuance and sale, except for a report to said commission following issuance of the Bonds.  The order entered by said commission authorizing the issuance and sale of the Bonds is not subject to any suspension, modification, or appeal that would affect the terms or the validity of such Bonds.

(g)          The authorization, execution, delivery and performance of this Agreement, the Twenty-Fifth Supplemental Indenture and the Bonds will not violate or constitute a default under any law, requirement or restriction imposed on the Company by any judicial or governmental instrumentality, the charter or bylaws of the Company or, to the best of the knowledge of such counsel after due inquiry, any agreement or instrument to which the Company is a party or by which it or its property and assets may be bound or affected.

(h)          The Indenture is in proper form, and is effective, to create in favor of the Trustee, for the benefit of the Purchaser and the holders of other Bonds and as security for the Bonds, a valid mortgage lien and security interest under Article 9 of the Uniform Commercial Code in effect in the State of Delaware (the “Delaware UCC”) in the real property and interests in such personal property and fixtures constituting personal property described in the Indenture in which a security interest may be created under Article 9 of the Delaware UCC and the real property described in the Indenture.

(i)          The Indenture and all necessary Uniform Commercial Code financing statements have been duly filed for recordation in such manner and in such places as are required by law in order to perfect the lien of the Indenture in, on and to such personal property and fixtures constituting personal property described in the Indenture in which a security interest may be perfected by the filing a financing statement under Article 9 of the Delaware UCC and all real property and interests in real property described in the Indenture.

(j)          No transfer, exercise, mortgage, intangible, documentary stamp or other similar taxes are or will be payable to any governmental authority in the State of Delaware upon the execution, delivery, recording or filing of any of the Bond Documents, or the creation of the indebtedness and obligations evidenced or secured thereby, except for nominal recording fees.

Section 5.2          Representations and Warranties.  The representations and warranties of the Company contained in Sections 4 and 6 of this Agreement shall be true at and as of the date of the Closing with the same effect as if made at and as of said date.

Section 5.3          Fee and Expenses.  Concurrently with consummation of the Closing hereunder, the Company shall pay the expenses required to be paid by the Company pursuant to Section 7 of this Agreement.

Section 5.4          PSC Approval.  The Delaware Public Service Commission shall have approved (subject to no condition or conditions deemed by the Company or the Purchaser to be unduly burdensome to the Company) the issuance and sale of the Bonds and the order entered by said Commission authorizing the issuance and sale of such Bonds shall be in effect on the date of the Closing and shall not be subject to any suspension, modification or appeal that would adversely affect the terms or the validity of such Bonds.

Section 5.5          Bond Documents.  The Purchaser shall have received duly executed originals of this Agreement, the Twenty-Fifth Supplemental Indenture and the Bonds.

Section 5.6          Authorization.  The Purchaser shall have received copies of all corporate documents and proceedings of the Company authorizing the execution, delivery and performance of the Bond Documents.

Section 5.7          Approvals.  The Purchaser shall have received evidence reasonably satisfactory to the Purchaser that all federal and state consents and approvals that are necessary for the execution and delivery of, or required as a condition of the validity and enforceability of, the Bond Documents or the creation or perfection of the liens and security interests identified therein have been obtained and are in full force and effect.

Section 5.8          Environmental Matters.  The Purchaser shall have received from the Company such information regarding environmental compliance and conditions associated with the Company’s assets as the Purchaser shall reasonably require, all such information to be reasonably satisfactory to the Purchaser.

Section 5.9          No Material Adverse Effect.  From December 31, 2021, to the date of the Closing, there shall not have occurred any event that has had or could have a material adverse effect on the condition, financial or otherwise, operations, properties or business of the Company.

Section 5.10          No Injunction.  No court or other government body or public authority shall have issued an order that shall then be in effect restraining or prohibiting the completion of the transactions contemplated hereby.

Section 5.11          Event of Redemption.  No Event of Redemption (as that term is defined in Section 11 of this Agreement) shall have occurred or exist, and there shall have occurred no event that with the passage of time or the giving of notice, or both, could become an Event of Redemption.

Section 5.12          Officer’s Certificate.  The Purchaser shall have received a certificate, in form and substance reasonably satisfactory to the Purchaser, signed by an officer of the Company certifying as to the continuing truth and accuracy of the representations and warranties of the Company under the Bond Documents, the satisfaction of each of the conditions to the Closing and such other matters as Purchaser shall reasonably require.

Section 5.13          Anti-Corruption Laws, Anti-Terrorism Laws and Sanctions Documentation and Beneficial Ownership Certification.  At least five (5) Business Days prior to the Closing, (A) all documentation and other information requested by (or on behalf of) the Purchaser in order to comply with requirements of Anti-Corruption Laws, Anti-Terrorism Laws and Sanctions and (B) if the Company qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification.

Section 5.14          Financial Tests.  The Purchaser shall have received a certificate from the Company’s President, Chief Financial Officer, Treasurer or Controller setting forth the calculations, calculated on a pro forma basis, of (a) the Interest Coverage Ratio for the previous four fiscal quarters for which the relevant information is available (but including four quarters of interest on the Bonds), evidencing an Interest Coverage Ratio of not less than 2.50 to 1.00, and (b) the ratio of Funded Debt to Total Permanent Capital as of the most recent date for which the relevant information is available, evidencing a ratio of not greater than 0.6667 to 1.0000.

Section 5.15          Other Information; Etc.  All instruments incident to the authorization, issue and sale of the Bonds and all proceedings taken in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to the Purchaser and the Purchaser’s special counsel, and the Purchaser shall have received such other information regarding the condition, financial or otherwise, and operations of the Company as the Purchaser shall reasonably request and such other opinions, certificates or documents as the Purchaser shall reasonably request.

SECTION 6.          PRIVATE PLACEMENT EXEMPTION.

Section 6.1          Company Representation.  The Company represents and warrants that it has not, directly or indirectly, sold or offered, or attempted to offer or dispose of, any of the Bonds to or solicited any offers to buy any of the Bonds from, or otherwise approached or negotiated in respect thereof with, any person or persons other than the Purchaser.

Section 6.2          Purchaser Representations and Agreement.  The Purchaser represents, acknowledges and agrees as follows:

(a)          The Purchaser is an “accredited investor” as defined in Rule 501(a) of the Securities Act of 1933.

(b)          This Agreement is made with the Purchaser in reliance upon the Purchaser’s representation to the Company, which by the Purchaser’s acceptance hereof and by the Purchaser’s purchase of the Bonds hereunder the Purchaser confirms, that the Purchaser is purchasing the Bonds for the Purchaser’s own account, for investment and with no present intention of distributing the Bonds or any part thereof, but without prejudice, however, to the Purchaser’s right at all times to sell or otherwise dispose of all or any part of the Bonds under a registration under the Securities Act of 1933, as amended, or under an exemption from such registration available under such Act.  It is understood that the disposition of the Purchaser’s property shall at all times be and remain within the Purchaser’s control.  The Purchaser further represents that either:  (i) no part of the funds to be used by the Purchaser to purchase the Bonds constitutes assets allocated to any separate account maintained by the Purchaser; or (ii) no part of the funds to be used by the Purchaser to purchase the Bonds constitutes assets allocated to any separate account maintained by the Purchaser such that the application of such funds constitutes a prohibited transaction under Section 406 of ERISA; or (iii) all or a part of such funds constitute assets of one or more separate accounts maintained by the Purchaser, and the Purchaser has disclosed to the Company the names of such employee benefit plans whose assets in such separate account or accounts exceed 10% of the total assets of such separate account as of the date of such purchase and the Company has advised the Purchaser in writing (and in making the representations set forth in this clause (iii) the Purchaser is relying on such advice) that the Company is not a party-in-interest nor are the Bonds employer securities with respect to the particular employee benefit plan disclosed to the Company by the Purchaser as aforesaid (for the purpose of this clause (iii), all employee benefit plans maintained by the same employer or employee organizations are deemed to be a single plan).  As used in this Section 6.2, the terms “separate account,” “party-in-interest,” “employer securities” and “employee benefit plan” shall have the respective meanings assigned to them in ERISA.  The Company’s obligation to sell the Bonds to the Purchaser hereunder is subject to the condition that at the Closing the Purchaser confirms, by accepting delivery of the Bonds, the aforesaid representations as if made at such time.

(c)          The Purchaser acknowledges that the Purchaser has been informed that the Bonds will not be registered under the Securities Act of 1933, as amended, by reason of their issuance in a transaction exempt from the registration requirements of said Act pursuant to Section 4(2) thereof, and accordingly, must be held indefinitely unless (i) such Bonds are registered under said Act and the Indenture is qualified under the Trust Indenture Act (neither of which the Company has any obligation to do), or (ii) such Bonds are sold or transferred in a transaction that qualifies as an exempt transaction under the Act and any other applicable securities laws and all rules and regulations promulgated thereunder and, to the extent requested by the Company, the Purchaser provides an opinion of counsel reasonably satisfactory to the Company to such effect.

(d)          The Purchaser agrees that the instrument or instruments representing the Bonds and issued to the Purchaser pursuant hereto may bear the following legend:

THIS BOND HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE OFFERED, SOLD, OR OTHERWISE TRANSFERRED UNLESS REGISTERED PURSUANT TO THE PROVISIONS OF SAID SECURITIES ACT OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

SECTION 7.          PAYMENT OF EXPENSES; BROKERAGE FEES.

Whether or not the transaction herein contemplated is consummated, the Company agrees to pay (i) all expenses in connection with the printing, issuance and delivery of the Bonds, (ii) the reasonable fees and out-of-pocket disbursements of Eversheds Sutherland (US) LLP, the Purchaser’s special counsel in connection with the preparation, execution and delivery of this Agreement, (iii) the Purchaser’s reasonable out-of-pocket expenses incident to the preparation, execution and delivery of this Agreement, and so long as the Purchaser holds any of the Bonds, all such expenses relating to any amendment, waivers or consents to this Agreement or the Indenture, whether the same are actually executed and delivered, (iv) the cost of obtaining a private placement number, and (v) all expenses incurred by the Purchaser in connection with proceedings brought to enforce compliance by the Company with respect to any of its obligations under this Agreement or the Bonds.  The Company also agrees to pay the cost of delivering to the Purchaser’s home office or to the office of the custodian of the Purchaser’s securities, insured to the Purchaser’s satisfaction, the Bonds purchased by the Purchaser.  The Company agrees to protect and indemnify the Purchaser against any liability for any and all brokerage fees and commissions payable or claimed to be payable in connection with the transactions contemplated by this Agreement.  The Purchaser represents that the Purchaser has not engaged any broker or securities dealer in connection with the Purchaser’s purchase of the Bonds.

SECTION 8.          FAILURE OF CONDITIONS.

In the event that the sale of the Bonds herein contemplated is not carried out by reason of the inability of either party to fulfill any of the conditions specified in Section 5 of this Agreement, neither party shall be responsible to the other for damages, or the expenses of the other party, or otherwise by reason of such inability except as otherwise provided in Section 7 of this Agreement.

SECTION 9.          FURNISHING FINANCIAL AND OTHER INFORMATION.

The Company agrees so long as the Purchaser, or any institutional holder (that is an “accredited investor” as defined in Rule 501(a) of the Securities Act of 1933) or other holder, hold any of the Bonds then outstanding, as follows:

(a)          Annual Financial Statements of the Company.  As soon as available and in any event within one hundred twenty (120) days after the close of each fiscal year of the Company, the Company will deliver to the Purchaser (and any such institutional or other holder), copies in duplicate of:

(i)          consolidated balance sheets of the Company and each of its subsidiaries as of the close of such fiscal year, and

(ii)          consolidated statements of operations and retained earnings and cash flows of the Company and each of its subsidiaries for such fiscal year,

in each case setting forth in comparative form the consolidated figures for the preceding fiscal year, all in reasonable detail and accompanied by an opinion thereon of a firm of independent public accountants of recognized national standing selected by the Company to the effect that the consolidated financial statements have been prepared in conformity with generally accepted accounting principles consistently applied and present fairly the financial condition of the Company and each of its subsidiaries as of the end of such fiscal year and the results of their operations for the fiscal year then ended and a written statement from such accountants that their examination in connection with such financial statements has been made in accordance with generally accepted auditing standards and auditing procedures as were considered necessary in the circumstances, and, to the extent applicable, disclosing all defaults by the Company in the performance of any obligation or under its certificate of incorporation of which they have obtained knowledge in making the examination necessary to their opinion.

(b)          Financial Statements of the Corporation.

(i)          Quarterly Statements.  As soon as available and in any event within forty five (45) days after the end of each quarterly fiscal period (except the last) of each fiscal year, the Company will deliver to the Purchaser (and any such institutional or other holder) copies of:

(A)          condensed consolidated balance sheets of the Corporation and its subsidiaries as of the close of such quarterly period, and

(B)          condensed consolidated statements of operations, changes in stockholders’ equity and cash flows of the Corporation and its subsidiaries, for such quarterly period and for the portion of the fiscal year ending with such period, in each case setting forth in comparative form the figures for the corresponding period of the preceding fiscal year, all in reasonable detail and certified as presenting fairly the financial condition of the Corporation and its subsidiaries as of the end of such period and the results of their operations for such period, subject to changes resulting from year-end adjustments, by the chief financial officer of the Corporation.

(ii)          Annual Statements.  As soon as available and in any event within one hundred twenty (120) days after the close of each fiscal year of the Corporation, the Company will deliver to the Purchaser (and any such institutional or other holder), copies in duplicate of:

(A)          consolidated balance sheets of the Corporation and its subsidiaries as of the close of such fiscal year, and

(B)          consolidated statements of operations, changes in stockholders’ equity and cash flows of the Corporation and its subsidiaries for such fiscal year,

in each case setting forth in comparative form the consolidated figures for the preceding fiscal year, all in reasonable detail and accompanied by an opinion thereon of a firm of independent public accountants of recognized national standing selected by the Corporation to the effect that the consolidated financial statements have been prepared in conformity with generally accepted accounting principles consistently applied and present fairly the financial condition of the Corporation and its subsidiaries as of the end of such fiscal year and the results of their operations for the fiscal year then ended and a written statement from such accountants that their examination in connection with such financial statements has been made in accordance with generally accepted auditing standards and auditing procedures as were considered necessary in the circumstances, and, to the extent applicable, disclosing all defaults by the Corporation in the performance of any obligation or under its certificate of incorporation of which they have obtained knowledge in making the examination necessary to their opinion.

(c)          SEC and Other Related Reports.  The Company will deliver to the Purchaser (and any such institutional holder), promptly upon their becoming available, copies of all registration and proxy statements and reports that the Company or the Corporation shall file with the Securities and Exchange Commission or any successor and corresponding governmental agency, and copies of such financial statements, reports, proxy statements and returns as it, or the Corporation, shall send to its or their stockholders or to the Trustee or file with any securities exchange.

(d)          Requested Information.  The Company with reasonable promptness shall furnish the Purchaser (and any such institutional holder) such other data and information as may reasonably be requested.

(e)          Officer’s Annual Certificate.  Concurrently with delivery of the financial statements referred to in clause (a) of this Section 9, the Company will deliver to the Purchaser (and any such institutional or other holder) a certificate of its President, Chief Financial Officer, Treasurer or Controller stating that after a review of the Company’s affairs to the best of his or her knowledge after due inquiry, the Company is not in default under this Agreement or any covenant of the Indenture nor is there any Event of Default or any Event of Redemption hereunder, or other event or condition that with the passage of time or the giving of notice would result in such an Event of Default or Event of Redemption.

(f)          Inspection.  The Company will permit the Purchaser (and any such institutional holder), or such person or persons as the Purchaser (or such institutional holder) may designate in writing, to visit and inspect any of the properties of the Company and to examine its books of account and discuss its affairs, finances and accounts with its officers and independent public accountants (and by this provision the Company authorizes said accountants to discuss with the Purchaser the finances and affairs of the Company), all at such reasonable times and as often as the Purchaser (or such institutional holder) may desire; provided that the Purchaser (or such institutional holder) shall bear the cost of any such inspection.

(g)          Notice of Default.  Promptly after becoming aware thereof, the Company will deliver to the Purchaser notice of (i) the occurrence of any (a) Event of Redemption or (b) any event that with the passage of time or the giving of notice, or both, could become an Event of Redemption, (c) any Event of Default, or (d) any event that with the passage of time or the giving of notice, or both, could become an Event of Default, or (ii) the occurrence of any material breach, default, event of default, or event that with the giving of notice or lapse of time, or both, could become a breach, default, or event of default under any agreement, indenture, mortgage, or other instrument (other than the Bond Documents) to which the Company is a party or by which it or any of its property is bound or affected if the effect of such breach, default, event of default or event is to accelerate, or to permit the acceleration of, the maturity of any indebtedness in excess of Five Hundred Thousand Dollars ($500,000) under such agreement, indenture, mortgage, or other instrument provided, however, that the failure to give such notice shall not affect the Purchaser’s rights and power to exercise any and all of the remedies specified herein.

(h)          Notice of Non-Environmental Litigation.  Promptly after the commencement thereof, the Company will deliver to the Purchaser notice of the commencement of all actions, suits, or proceedings before any court, arbitrator, or governmental department, commission, board, bureau, agency, or instrumentality affecting it that, if adversely determined, could have a material adverse effect on the business or assets or on the condition, financial or otherwise, of the Company.

(i)          Notice of Environmental Matters.  Without limiting the provisions of clause (h) above, promptly after receipt thereof, the Company will deliver to the Purchaser notice of its receipt of all pleadings, orders, complaints, indictments, or other written communications alleging a condition that would reasonably be expected to require the Company to undertake or to contribute to a cleanup or other response under any Environmental Law, or that seeks material penalties, damages, injunctive relief, or criminal sanctions related to alleged violations of any Environmental Law, or that makes any material claim for personal injury or property damage as a result of environmental factors or conditions or that, if adversely determined, could otherwise have a material adverse effect on the Company.

(j)          ERISA Reportable Events.  Within 10 days after the Company becomes aware of the occurrence of any Reportable Event (as defined in Section 4043 of ERISA) with respect to the Company, a statement describing such Reportable Event and the actions proposed to be taken in response to such Reportable Event.

SECTION 10.          COVENANTS.

The Company covenants and agrees that on and after the date hereof, so long as any Bond shall be outstanding and shall be held by the Purchaser, without the Purchaser’s prior written consent:

Section 10.1           Compliance With Laws and Agreements.

(a)          The Company will, and will cause each of its subsidiaries to, comply with (i) all applicable statutes, rules, regulations, orders and restrictions of all governmental authorities and of any court, arbitrator or grand jury, in respect of the conduct of their respective businesses and the ownership of their respective properties (including, without limitation, applicable statutes, rules, regulations, orders and restrictions relating to equal employment opportunities), the violation of which could reasonably be expected to have a material adverse effect on the business or assets or the condition, financial or otherwise, of the Company; and (ii) all agreements, indentures, mortgages and other instruments to which it is a party or by which it or any of its property is bound, the violation of which could reasonably be expected to have a material adverse effect on the business or assets or the condition, financial or otherwise, of the Company.

(b)          The Company will and will cause (A) each of its subsidiaries, and (B) to the extent acting on behalf of the Company or any of its subsidiaries, each of their affiliates, officers, directors, employees and agents to comply, in all respects, with all applicable (i) Anti-Corruption Laws, (ii) Anti-Terrorism Laws and (iii) Sanctions.  The Company shall implement and maintain in effect policies and procedures designed to ensure compliance by the Company, its affiliates, officers, directors, employees and agents with all applicable (i) Anti-Corruption Laws, (ii) Anti-Terrorism Laws and (iii) Sanctions.

(c)          The Company shall (i) conduct its operations and keep and maintain its real property in compliance in all material respects with all Environmental Laws and environmental permits; (ii) obtain and renew all environmental permits necessary for its operations and properties; and (iii) implement any and all investigation, remediation, removal and response actions that are necessary to comply with Environmental Laws pertaining to any of its real property (provided, however, that the Company shall not be required to undertake any such investigation, remediation, removal, response or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and adequate reserves have been set aside and are being maintained by the Company with respect to such circumstances in accordance with generally accepted accounting principles). As used herein: (i) “Environmental Laws” means any and all applicable current and future federal, state, local and foreign laws and any consent decrees, concessions, permits, grants, franchises, licenses, agreements or other restrictions of a Governmental Authority or common law causes of action binding on or applicable to the Company, its subsidiaries or their properties relating to: (a) protection of the environment or natural resources from, or emissions, discharges, releases or threatened releases of, any materials, including Hazardous Materials, in the environment including ambient air, surface, water, ground water or land, (b) the generation, handling, use, labeling, disposal, transportation, reclamation and remediation of Hazardous Materials; (c) human health or safety; (d) the protection of endangered or threatened species; and (e) the protection of environmentally sensitive areas; (ii) “Hazardous Materials” means (a) any explosive or radioactive substances, materials or wastes, (b) any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under, or that could reasonably be expected to give rise to liability under, any applicable Environmental Law, including, asbestos or asbestos containing materials, infectious or medical waste, polychlorinated biphenyls, radon gas, urea-formaldehyde insulation, gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products and (c) all other substances, materials or wastes of any nature regulated under or with respect to which liability or standards of conduct are imposed pursuant to any Environmental Law; (iii) “Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank), including the Delaware Public Service Commission.

Section 10.2          CoBank Equities and Securities.

(a)          So long as the Bonds are outstanding, the Company shall acquire equity in the Purchaser in such amounts and at such times as the Purchaser may require in accordance with the Purchaser’s Bylaws and Capital Plan (as each may be amended from time to time), except that the maximum amount of equity that the Company may be required to purchase in the Purchaser in connection with the Bonds purchased by the Purchaser (or its affiliate) may not exceed the maximum amount permitted by the Bylaws and the Capital Plan at the time this Agreement is entered into. The Company acknowledges receipt of a copy of (i) the Purchaser’s most recent annual report, and if more recent, the Purchaser’s latest quarterly report, (ii) the Purchaser’s Notice to Prospective Stockholders and (iii) the Purchaser’s Bylaws and Capital Plan, which describe the nature of all of the CoBank Equities as well as capitalization requirements, and agrees to be bound by the terms thereof.

(b)          Each party hereto acknowledges that the Purchaser’s Bylaws and Capital Plan (as each may be amended from time to time) shall govern (i) the rights and obligations of the parties with respect to the CoBank Equities and any patronage refunds or other distributions made on account thereof or on account of the Company’s patronage with the Purchaser, (ii) the Company’s eligibility for patronage distributions from the Purchaser (in the form of CoBank Equities and cash) and (iii) patronage distributions, if any, in the event of a sale of a participation interest. The Purchaser reserves the right to assign or sell participations in all or any part of its (or its affiliate’s) commitments hereunder on a non-patronage basis.

(c)          Notwithstanding anything herein or in any other Bond Document to the contrary, each party hereto acknowledges that: (i) the Purchaser has a statutory first lien pursuant to the Farm Credit Act of 1971 (as amended from time to time) on all the CoBank Equities that the Company may now own or hereafter acquire, which statutory lien shall be for the Purchaser’s (or its affiliate’s) sole and exclusive benefit; (ii) during the existence of any Event of Redemption, the Purchaser may at its sole discretion, but shall not be required to, foreclose on its statutory first lien on the CoBank Equities and/or set off the value thereof or of any cash patronage against the Company’s obligations to the Purchaser; (iii) during the existence of any Event of Redemption, the Purchaser may at its sole discretion, but shall not be required to, without notice except as required by applicable law, retire and cancel all or part of the CoBank Equities owned by or allocated to the Company in accordance with the Farm Credit Act of 1971 (as amended from time to time) and any regulations promulgated pursuant thereto in total or partial liquidation of the Company’s obligations to the Purchaser for such value as may be required pursuant applicable law and the Purchaser’s Bylaws and Capital Plan (as each may be amended from time to time); (iv) the CoBank Equities shall not constitute security for the Company’s obligations to the Purchaser; (v) to the extent that any of the Bond Documents create a lien on the CoBank Equities, such lien shall be for the Purchaser’s (or its affiliate’s) sole and exclusive benefit and shall not be subject to pro rata sharing hereunder; (vi) any setoff effectuated pursuant to the preceding clauses (ii) or (iii) may be undertaken whether or not the Company’s obligations to the Purchaser are currently due and payable; and (vii) the Purchaser shall have no obligation to retire the CoBank Equities upon any Event of Redemption, Event of Default or any other default by the Company, or at any other time, either for application to the obligations or otherwise. The Company acknowledges that any corresponding tax liability associated with the Purchaser’s application of the value of the CoBank Equities to any portion of the obligations is the sole responsibility of the Company. As used herein: “CoBank Equities” means any of the Company’s stock, patronage refunds issued in the form of stock or otherwise constituting allocated units, patronage surplus (including any such surplus accrued by the Purchaser for the account of the Company) and other equities in the Purchaser acquired in connection with, or because of the existence of, the Company’s patronage loan from the Purchaser (or its affiliate), and the proceeds of any of the foregoing.

Section 10.3          Licenses, Etc.  The Company will, and will cause each of its subsidiaries to, duly and lawfully obtain and maintain in full force and effect all licenses, certificates, permits, authorizations, approvals and the like that are material to the conduct of its business or that otherwise may be required by laws, to the extent the failure to do so could have a material adverse effect on its business, assets or condition, financial or otherwise.

Section 10.4          Water Rights.  The Company will maintain and procure water rights with such quantities, priorities and qualities as are necessary adequately to serve the present and reasonably anticipated needs of its customers.  The Company will continue to control, own or have access to all such water rights free and clear of the interest of any third party, will not suffer or permit any transfer or encumbrance of such water rights, will not abandon such water rights, or any of them, and will not do any act or thing which would impair or cause the loss of such water rights.

Section 10.5          Loans and Investments.  The Company will not, after the date hereof, make any loan or advance to, invest in, purchase or make any commitment to purchase any commercial paper, stock, bonds, notes, or other securities of any person or entity (each, whether made directly or indirectly (an “Investment”), other than:

(a)          commercial paper maturing not in excess of one year from the date of acquisition and rated “P1” by Moody’s Investors Service, Inc., or “A1” by Standard & Poor’s Corporation on the date of acquisition;

(b)          certificates of deposit in North American commercial banks rated “C” or better by Keefe, Bruyette & Woods, Inc., or “3” or better by Cates Consulting Analysts, maturing not in excess of one year from the date of acquisition;

(c)          securities or deposits issued, guaranteed, or fully insured as to payment by the United States government or any agency thereof, and Class C Stock or other securities of the Purchaser;

(d)          repurchase agreements of any bank or trust company incorporated under the laws of the United States of America or any state thereof and fully secured by a pledge of obligations issued or fully and unconditionally guaranteed by the United States government;

(e)          stocks and other voting securities that are not included within the scope of clauses (a) through (d) above and are issued by corporations or other entities not engaged in any business other than the water or wastewater utility business and that are incorporated or organized under the laws of the United State of America or any state thereof; provided that prior to or as a result of such investment the Company holds not less than seventy five percent (75%) of the voting securities of such corporation or entity;

(f)          commercial paper, bonds, stocks or other securities that are not included within the scope of clauses (a) through (e) above and are issued by corporations or other entities incorporated or organized under the laws of the United State of America or any state thereof (collectively, “Other Investments”); provided that the aggregate amount (calculated based on cost) of all such Other Investments shall not at any time exceed One Million Dollars ($1,000,000); and

(g)          the CoBank Equities and any other stock or securities of, or Investments in, CoBank or its investment services or programs.

Section 10.6          Guarantees.  The Company will not, and will not permit any of its subsidiaries to, guarantee, assume or otherwise become obligated or liable with respect to the indebtedness or other obligations of any person or entity, other than in the ordinary course of its business.

Section 10.7          Mergers; Acquisitions; Etc.  The Company will not, and will not permit any of its subsidiaries to, merge or consolidate with any other entity unless the Company or, solely to the extent the Company is not a party to such merger or consolidation, the applicable subsidiary, shall be the continuing and surviving corporation and, after such merger or consolidation, there shall exist no Event of Redemption or event that, with the passage of time or giving of notice, or both, would constitute an Event of Redemption, or commence operations under any other name, organization or entity, including any joint venture.

Section 10.8          Transfer of Assets.  The Company will not, and will not permit any of its subsidiaries to, sell, transfer, lease, enter into any contract for the sale, transfer or lease of, or otherwise dispose of, any of its assets, except in the ordinary course of its business.  The Company shall not engage in, allow or be party to any Division.  As used herein:  “Division” shall mean, in reference to any entity, the division of such entity into two (2) or more separate entities with the dividing entity either continuing or terminating its existence as part of the division including as contemplated under Section 18-217 of the Delaware Limited Liability Company Act for limited liability companies formed under Delaware Law or any analogous action taken pursuant to any applicable law with respect to any corporation, limited liability company, partnership or other entity.

Section 10.9          Change in Business.  The Company will not, and will not permit any of its subsidiaries to, engage in any business activity or operation different from or unrelated to its current business activities or operations.

Section 10.10          Distributions.  The Company will not make, declare or pay, directly or indirectly, any dividend or other distribution of assets to shareholders of the Company, or retire, redeem, purchase or otherwise acquire for value any shares of stock of the Company, if (a) an Event of Default or Event of Redemption shall have occurred and be continuing, or would result from such dividend, distribution, retirement, redemption, purchase or acquisition, or (b) the Company shall have failed to maintain, calculated for the four full fiscal quarters immediately preceding such dividend, distribution, retirement, redemption, purchase or acquisition, an Interest Coverage Ratio of not less than 2.50 to 1.00, or (c) the Company would have a ratio of Funded Indebtedness to Total Permanent Capital that exceeds 0.6667 to 1.0000 on the date of and after giving effect to such dividend, distribution, retirement, redemption, purchase or acquisition.

Section 10.11          Calculation of Ratios.  In calculating the ratio of Funded Indebtedness to Total Permanent Capital pursuant to Section 10.10 hereof and Section 2.1 of the Twenty-Fifth Supplemental Indenture, the Company will (i) calculate ‘earned surplus’ using the amounts as of the most recent financial statements of the Company then available, and (ii) calculate all other components of the ratio of Funded Indebtedness to Total Permanent Capital using the amounts as of the date of the relevant action in Section 10.10 hereof and Section 2.1 of the Twenty-Fifth Supplemental Indenture.

Section 10.12          Anti-Corruption; Anti-Terrorism; Sanctions.

(a)          None of (i) the Company or its subsidiaries, nor (ii) any affiliates, officers, directors, employees or agents of the Company or its subsidiaries when acting on behalf of the Company or a subsidiary of the Company, will engage in any dealings or transactions with any Sanctioned Person or in violation of any applicable Anti-Corruption Laws, Anti-Terrorism Laws or Sanctions.

(b)          The Company will not fund all or any part of any payment under this Agreement or any other Bond Document out of proceeds derived from transactions that violate Sanctions, or with any Sanctioned Person, or with or connected to any Sanctioned Country. As used herein: “Sanctioned Country” means, at any time, a country, territory or sector that is, or whose government is,  the subject or target of any Sanctions or that is, or whose government is, the subject of any list-based or territorial or sectorial Sanction.

SECTION 11.          REDEMPTION.

Section 11.1          Events of Redemption Defined.  The following events are herein called “Events of Redemption”:

(a)          Representations and Warranties.  Any representation or warranty made by the Company herein shall prove to have been false or misleading in any material respect on or as of the date made; or

(b)          Certain Covenants.  The failure by the Company to perform or comply with any covenant set forth in Section 9 (excluding Sections 9(g), (h) and (i)), Section 10, Section 16, Section 17, or Section 18 of this Agreement, and such failure continues for thirty (30) days after written notice thereof shall have been delivered by the Purchaser to the Company; or

(c)          Other Covenants.  The failure by the Company to perform or comply with any other covenant or agreement set forth in Section 9(g), 9(h) or 9(i) of this Agreement; or

(d)          Cross-Default.  The occurrence of a default or event of default under, or lapse of or failure on the part of the Company to observe, keep, or perform any covenant or agreement contained in any other agreement (other than the Bond Documents) between the Company and the Purchaser, including, without limitation, any guaranty, loan agreement, security agreement, pledge agreement, indenture, mortgage or other agreement; or

(e)          Other Indebtedness.  Default under any bond, debenture, note or other evidence of indebtedness for any money borrowed by the Company in excess of Five Hundred Thousand Dollars ($500,000) or under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness of the Company  in excess of Five Hundred Thousand Dollars ($500,000), whether such indebtedness exists or shall hereafter be created, which default has not been waived and shall constitute a failure to pay any portion of the interest accruing on or the principal of such indebtedness when due and payable after the expiration of any applicable grace period with respect thereto or shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such indebtedness having been discharged, or such acceleration having been rescinded or annulled; or

(f)          Judgment.  The rendering against the Company of a judgment for the payment of moneys in excess of Five Hundred Thousand Dollars ($500,000) and the continuance of such judgment unsatisfied and without stay of execution thereon for a period of  forty-five (45) days after the entry of such judgment, or the continuance of such judgment unsatisfied for a period of forty-five (45) days after the termination of any stay of execution thereon entered within such first mentioned forty-five (45) days; or

(g)          Bankruptcy, Etc.  The occurrence of any of the following with respect to the Company (i) a court or governmental agency having jurisdiction in the premises shall enter a decree or order for relief in respect of the Company in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appoint a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or for any part of its property or order the winding up or liquidation of its affairs, or (ii) an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect is commenced against the and such petition remains un stayed and in effect for a period of 60 consecutive days; or (iii) the Company shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any substantial part of its property or make any general assignment for the benefit of creditors; or (iv) the Company shall become insolvent or shall admit in writing its inability to pay its debts generally as they become due or any action shall be taken by the Company in furtherance of any of the aforesaid purposes; or

(h)          ERISA.  The occurrence of any of the following events or conditions if the same, individually or in the aggregate, would be reasonably expected to result in a liability of an amount greater than or equal to $500,000: (i) any “accumulated funding deficiency,” as such term is defined in Section 302 of ERISA and Section 412 of the Code (as hereinafter defined), whether or not waived, shall exist with respect to any Plan, or any lien shall arise on the assets of the Company or any ERISA Affiliate (as hereinafter defined) in favor of the Pension Benefit Guaranty Corporation (as defined in ERISA) (“PBGC”) or a Plan; (ii) a Termination Event (as hereinafter defined) shall occur with respect to a Single Employer Plan (as hereinafter defined), which is, in the reasonable opinion of the Purchaser, likely to result in the termination of such Plan for purposes of Title IV of ERISA; (iii) a Termination Event shall occur with respect to a Multiemployer Plan or Multiple Employer Plan (as hereinafter defined), which is in the reasonable opinion of the Purchaser, likely to result in (x) the termination of such Plan for purposes of Title IV of ERISA, or (y) the Company or any ERISA Affiliate incurring any liability in connection with a withdrawal from, reorganization of (within the meaning of Section 4241 of ERISA), or insolvency (within the meaning of Section 4245 of ERISA) of such Plan; or (iv) any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary responsibility shall occur which would be reasonably expected to subject the Company or any ERISA Affiliate to any liability under Sections 406, 409, 502(i), or 502(1) of ERISA or Section 4975 of the Code, or under any agreement or other instrument pursuant to which the Company or any ERISA Affiliate has agreed or is required to indemnify any person against any such liability. As used herein, the following terms shall have the meanings set forth: (1) “Code” shall mean the Internal Revenue Code of 1986 and the rules and regulations promulgated thereunder from time to time; (2) “ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under section 414 of the Code; (3) “Multiemployer Plans” shall mean any Plan that is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA); (4) “Multiple Employer Plan” shall mean a Plan covered by Title IV of ERISA, other than a Multiemployer Plan, which the Company or any ERISA Affiliate and at least one employer other than the Company or any ERISA Affiliate are contributing sponsors; (5) “Single Employer Plan” shall mean any Plan which is covered by Title 1V of ERISA, but which is not a Multiemployer Plan or a Multiple Employer Plan; and (6) “Termination Event” shall mean (A) with respect to any Single Employer Plan, the occurrence of a Reportable Event or the substantial cessation of operations (within the meaning of Section 4062(e) of ERISA), (B) the withdrawal of the Company or any ERISA Affiliate from a Multiple Employer Plan during a plan year in which it was a substantial employer (as such term is defined in Section 4001(a)(2) of ERISA), or the termination of a Multiple Employer Plan, (C) the distribution of a notice of intent to terminate or the actual termination of a Plan pursuant to Section 4041 (a)(2) or 4041A of ERISA, (D) the institution of proceedings to terminate or the actual termination of a Plan by the PBGC under Section 4042 of ERISA, (E) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or (F) the complete or partial withdrawal of the Company or any ERISA Affiliate from a Multiemployer Plan; or

(i)          Indenture; Security.  (i) An “Event of Default” (as defined in the Indenture) shall exist or (ii) any lien purported to be created under the Indenture or any other security document shall cease to be, or shall be asserted by the Company not to be, a valid or perfected lien on any portion of the collateral or mortgage property, with the priority required by the Indenture or the applicable security document, except (i) as a result of a release pursuant to the Indenture, or (ii) as a result of the sale or other disposition of the applicable collateral or mortgaged property in a transaction permitted under the Bond Documents.

Section 11.2          Redemption.  In the event that any Event of Redemption shall have occurred and be continuing, the Purchaser shall have the right to require the Company, and the Company shall be obligated, to redeem all Bonds then held by the Purchaser.  Any such redemption shall be made by the Company on the “Mandatory Redemption Date” (as hereinafter defined), as specified in the “Notice of Redemption” (as hereinafter defined).  Notice of Redemption shall mean written notice (i) signed by the President or any Vice President of the Purchaser, (ii) sent to the Company and the Trustee, (iii) dated the date it is sent to the Company and the Trustee, (iv) specifying the Mandatory Redemption Date, which shall be no less than thirty (30) days from the date of such notice, and (v) specifying the Event of Redemption or Events of Redemption requiring such redemption under this Section 11.  The Notice of Redemption shall be sent to the Company and the Trustee at its Corporate Trust Office by express mail or overnight courier service.  The Bonds shall be redeemed at a purchase price equal to the redemption price for such Bonds specified in the Twenty-Fifth Supplemental Indenture.

Section 11.3          Suits for Enforcement.  If any Event of Redemption shall have occurred and be continuing, in addition to its rights under Section 11.2 of this Agreement, the Purchaser may proceed to protect and enforce its rights, either by suit in equity or by action at law, or both, whether for the specific performance of any covenant or agreement contained in this Agreement or in aid of the exercise of any power granted in this Agreement, or the Purchaser may proceed to enforce the payment of all sums due upon any Bond held by the Purchaser or to enforce any other legal or equitable right of the Purchaser.

The Company covenants that, if it shall default in the making of any payment due under any Bond or in the performance or observance of any agreement contained in this Agreement and other Bond Documents, it will pay to the Purchaser such further amounts, to the extent lawful, as shall be sufficient to pay the reasonable costs and expenses of collection or of otherwise enforcing the Purchaser’s rights, including reasonable counsel fees.

Section 11.4          Remedies Cumulative.  No remedy herein conferred upon the Purchaser (including, without limitation, the rights under this Section 11) is intended to be exclusive of any other remedy and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or under any other Bond Document or now or hereafter existing at law or in equity or by statute or otherwise.

Section 11.5          Remedies Not Waived.  No course of dealing between the Company and the Purchaser and no delay or failure in exercising any right hereunder or under any Bond and other Bond Document in respect thereof shall operate as a waiver of any of the rights of the Purchaser.

SECTION 12.          SURVIVAL OF REPRESENTATIONS AND WARRANTIES, ETC.

All covenants, agreements and representations made by the Company or by the Purchaser herein or in any certificate delivered pursuant hereto shall be deemed to have been relied upon by the party hereto for whose benefit such covenant, agreement or representation was made and shall survive delivery of and payment for the Bonds.  The Purchaser’s obligation to purchase the Bonds shall, however, remain subject to the accuracy of the Company’s representations contained herein without modification unless and until the Purchaser shall have so accepted such modification.  It is understood that in entering into this Agreement the Purchaser has not relied on any oral representation or warranty or information made or given to the Purchaser orally by anyone acting on behalf of the Company.

SECTION 13.          LOST BONDS.

If the Purchaser (or any institutional holder that is an “accredited investor” as defined in Rule 501(a) under the Securities Act of 1933) is the registered owner of any Bond, then an affidavit of the Purchaser’s (or such institutional holder’s) authorized officer setting forth the fact of loss, theft or destruction and of the Purchaser’s (or such institutional holder’s) ownership of any such Bond at the time of such loss, theft or destruction shall be accepted as satisfactory evidence thereof and no indemnity, other than the Purchaser’s (or such institutional holder’s) written agreement to indemnify the Company and the Trustee, shall be required as a condition to the issuance of a new Bond or the making of any payment under Section 2.12 of the Original Indenture.

SECTION 14.          PAYMENTS.

All payments of principal, interest and premium, if any, upon any Bond registered in the Purchaser’s name or in the name of any nominee designated by you shall be made by  Automated Clearing House or wire transfer of immediately available funds for advice to and credit of CoBank to ABA No. 3070-88754, reference:  CoBank for the benefit of Artesian Water Company, Inc. (or to such other account as the Purchaser may direct by notice).  Funds received by wire before 3:00 p.m. Eastern time shall be credited on the day received and funds received by wire after 3:00 p.m. Eastern time shall be credited on the next business day.  The Purchaser or the Purchaser’s nominee shall not be required to present or surrender any of the Bonds for notation of partial payments or redemptions in order to receive payment of any monies then due thereon.  All other notices to the Purchaser shall be given in accordance with the provisions of Section 20.2(b) hereof.  The Company will make payments or cause them to be made by the Trustee in accordance with the foregoing without requiring such prior presentation or surrender of such Bonds.  The Purchaser agrees that neither the Purchaser nor any nominee designated by the Purchaser will dispose of any such Bond without having first noted thereon the amounts of any payment made thereon other than interest; the Purchaser will also notify the Company and the Trustee of the name and address of any transferee of such Bond.  The Purchaser agrees to reimburse the Company and/or the Trustee for any loss suffered by either of them by reason of payments so made without requiring prior presentation or surrender of any such Bond.

SECTION 15.          DELIVERY EXPENSE.

If the Purchaser surrenders any Bond to the Company or a transfer agent of the Company for exchange for Bonds of other denominations or for registration in another name or names, the Company will pay the reasonable cost of insurance and delivery to such place as the Purchaser may designate from the Company or its transfer agent of the Bond or Bonds issued in substitution or replacement for the surrendered Bond.

SECTION 16.          USE OF PROCEEDS COVENANT.

The Company hereby covenants and agrees that the Company shall use the proceeds of the sale of the Bonds to pay down outstanding lines of credit of the Company and the loan payable to the Corporation, and any additional proceeds shall be used to fund future capital investment by the Company.

SECTION 17.          TAXES.

The Company will pay all taxes (including interest and penalties) that may be payable in respect of the execution and delivery of this Agreement or the Indenture or of the execution and delivery (but not the transfer) of any of the Bonds or of any amendment of, or waiver or consent under or with respect to, this Agreement, the Indenture or any of the Bonds and will hold the Purchaser harmless against any loss or liability resulting from nonpayment or delay in payment of any such tax.  The obligations of the Company under this Section 17 shall survive the payment of the Bonds.

SECTION 18.          INDEMNIFICATION.

The Company hereby agrees to indemnify, exonerate and hold the Purchaser and each of the Purchaser’s officers, directors, employees and agents (collectively herein called the “Indemnitees” and individually called an “Indemnitee”) free and harmless from and against any and all actions, causes of action, suits, citations, losses, liabilities, damages and expenses, including, without limitation, reasonable attorney’s fees and disbursements (collectively herein called the “Indemnified Liabilities”) incurred, suffered, sustained or required to be paid by the Indemnitees or any of them as a result of, or arising out of, or relating to (a) the issuance or sale hereunder of the Bonds (including any requirements to register or qualify the Bonds under any applicable securities law), (b) transactions financed in whole or in part directly or indirectly with proceeds of any of the Bonds, (c) the exercise, protection or enforcement of your rights, remedies, powers or privileges under this Agreement, or (d) the failure of the Company to comply with the provisions of this Agreement or the presence of Hazardous Materials on, or the escape, seepage, leakage, spillage, discharge, emission or release of Hazardous Materials from, any of the properties of the Company or any site, facility or location to which any material, products, wastes or other substances from or attributable to the business or operations of the Company have been transported for treatment, disposal, storage or deposit or the applicability of any Environmental Law relating to Hazardous Materials to any such property, site, facility or location, except for any such Indemnified Liabilities arising on account of such Indemnitee’s negligence or willful misconduct, and if and to the extent that the foregoing undertaking may be unenforceable for any reason, the Company hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities that is permissible under applicable law.  The obligations of the Company under this Section 18 shall survive the payment of the Bonds.

SECTION 19.          CONFIDENTIALITY.

The Purchaser (and any such institutional or other holder) shall keep the information obtained pursuant to Section 4 and Section 9 (to the extent not otherwise publicly disclosed) confidential and shall not disclose the same, except:

(a)          as may be appropriate in connection with enforcing compliance with the terms and conditions of this Agreement,

(b)          as may be required or appropriate in any report, statement or testimony submitted to or required by any municipal, state, or Federal regulatory body, agency, authority or commission having or claiming to have jurisdiction over you or such institutional or other holder, or

(c)          as may be necessary in connection with any sale of or participation in the Bonds to or by any prospective bona fide purchaser or participant;

and at the Purchaser’s request the Company will furnish duplicate copies of any of such financial statements, information or reports.

SECTION 20.          MISCELLANEOUS.

Section 20.1          Successors and Assigns; Legend.  The Company may not transfer or assign any of its rights or obligations hereunder without the Purchaser’s prior written consent, which consent shall not be unreasonably withheld.  From time to time, the Purchaser may sell to one or more banks, financial institutions or other lenders a participation in one or more of the loans or other extensions of credit made pursuant to this Agreement.  However, no such participation shall relieve the Purchaser of any commitment made to the Company hereunder.  In connection with the foregoing, the Purchaser may disclose information concerning the Company and each of its subsidiaries, if any, to any participant or prospective participant, provided that such participant or prospective participant agrees to keep such information confidential.  A sale of a participation interest may include certain voting rights of the participants regarding the loans hereunder (including without limitation the administration, servicing and enforcement thereof).  The Purchaser agrees to give written notification to the Company of any sale of a participation interest.  All agreements herein by or on behalf of the Purchaser shall bind and inure to the benefit of the Purchaser’s successors, transferees and assigns (including, but not limited to, any purchaser or transferee of the Bonds) and the Purchaser agrees that the instrument or instruments representing the Bonds issued to the Purchaser pursuant hereto may bear the following legend:

THIS BOND HAS BEEN ISSUED PURSUANT TO AND IS SUBJECT TO THE TERMS AND CONDITIONS OF THE BOND PURCHASE AGREEMENT DATED AS OF APRIL 29, 2022 BETWEEN THE COMPANY AND COBANK, ACB, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY.

Section 20.2          Notices.  All communications provided for hereunder shall be in writing, and

(a)          if to the Company, mailed by “Express Mail” or certified mail to:

Artesian Water Company, Inc.
664 Churchmans Road
Newark, Delaware 19702

in each case to the attention of its Secretary and Chief Financial Officer, or at such other address as shall be set forth in a notice given in the same manner.

(b)          if to the Purchaser, similarly mailed or delivered to the Purchaser as set forth in Schedule I hereto, or at such other address as shall be set forth in a notice given in the same manner.

Section 20.3          Governing Law.  This Agreement, the Indenture and the Bonds shall be governed by the laws of the State of Delaware.

Section 20.4          Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 20.5          Amendments.  This Agreement may not be amended except by an instrument in writing signed by the parties hereto, and the respective rights and obligations set forth in this Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors and assigns.

Section 20.6          Severability.  Should any part of this Agreement for any reason be declared invalid by a court of competent jurisdiction, such decision shall not affect the validity of any remaining portion, which remaining portion shall remain in force and effect as if this Agreement had been executed with the invalid portion thereof eliminated.

Section 20.7        Electronic Execution of Bond Documents. The words “execution,” “signed,” “signature,” and words of like import in this Agreement and the other Bond Documents including any assignment and assumption shall be deemed to include electronic signatures or electronic records, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

If the foregoing is in accordance with the Purchaser’s understanding of our agreement, please sign and return to the Company the enclosed copy hereof, whereupon this Agreement shall become a binding agreement between us.

Very truly yours,

ARTESIAN WATER COMPANY, INC.

By:
      Name: David B. Spacht
      Title:          Chief Financial Officer

Attest:
           Its General Counsel

(Signatures Continued On Next Page)

(Signatures Continued From Previous Page)

ACKNOWLEDGED AND AGREED TO THIS 29th DAY OF APRIL, 2022.	COBANK, ACB By: Name: Title: Assistant Corporate Secretary

15635303.8

SCHEDULE I
(to Bond Purchase Agreement)

NAME AND ADDRESS OF PURCHASER	PRINCIPAL AMOUNT OF BONDS TO BE PURCHASED

COBANK, ACB 6340 S. Fiddlers Green Circle Greenwood Village, CO 80111 Attention: Energy and Water Banking Group Telefacsimile: (303) 224-2556 Confirmation: (303) 740-4310	$30,000,000 (Series W)

All notices concerning payment on or in respect of the Bonds, to:

CoBank, ACB
6340 S. Fiddlers Green Circle
Greenwood Village, CO  80111
Attention:  Energy and Water Banking Group

All notices and communications other than those in respect
to payments to be addressed as first provided above.

Name of Nominee in which Bonds are to be issued:  None

Taxpayer ID # 84-1286705

EXHIBIT A
(to Bond Purchase Agreement)